Kemper Corporation One East Wacker Drive Chicago, IL 60601 kemper.com

Press Release

September 14, 2011

KEMPER ANNOUNCES COMPLETION OF THE SALE OF FIRESIDE BANK'S ACTIVE LOAN PORTFOLIO

CHICAGO--(BUSINESS WIRE)-Kemper Corporation (NYSE: KMPR) announced that its subsidiary, Fireside Bank, completed the sale of its active loan portfolio to a subsidiary of Consumer Portfolio Services, Inc. on September 14, 2011. Kemper expects to recognize a gain of approximately $3 million from the sale, net of tax and transaction costs, in the third quarter 2011.

As previously announced, Fireside Bank has retained its non-active loan portfolio, which is in run-off and contains approximately $475 million of previously charged-off loans as of August 31, 2011. Kemper expects to receive approximately $265 million of capital from Fireside Bank, of which approximately $255 million is expected to be received in the fourth quarter 2011. Following completion of Fireside Bank's planned wind-down process, which includes turning in its bank charter, any additional remaining excess capital will be returned to Kemper.

Kemper's principal businesses:

Kemper Preferred provides auto, homeowners and other insurance products to individuals through a network of independent agents.

Unitrin Specialty provides auto insurance through a network of independent agents and brokers to individuals and small businesses which have had difficulty procuring insurance through traditional channels, usually due to adverse driving records, claim or credit histories.

Unitrin Direct markets auto and homeowners insurance to consumers via direct mail, the internet, employer-sponsored employee benefit programs and other affinity relationships.

Life and Health Insurance specializes in the sale of life and health insurance products to individuals through networks of employee agents and exclusive, independent agents.

Additional information about Kemper is available by visiting its website kemper.com.

Caution Regarding Forward-Looking Statements

This press release may contain or incorporate by reference information that includes or is based on forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events, and can be identified by the fact that they relate to future actions, performance or results rather than strictly to historical or current facts.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this press release. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict, and are not guarantees of future performance. Among the general factors that could cause actual results to differ materially from estimated results are those listed in periodic reports filed by Kemper with the Securities and Exchange Commission (the "SEC"). No assurances can be given that the results contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. Kemper assumes no obligation to publicly correct or update any forward-looking statements as a result of events or developments subsequent to the date of this press release. The reader is advised, however, to consult any further disclosures Kemper makes on related subjects in its filings with the SEC.

Source: Kemper Corporation

Contacts:
Investors: Diana Hickert-Hill	312.661.4930 or investor.relations@kemper.com